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                                               [DE SEC OF STATE FILE STAMP]
                                                     STATE OF DELAWARE
                                                    SECRETARY OF STATE
                                                 DIVISION OF CORPORATIONS
                                                FILED 11:56 AM 11/28/2001
                                                   010602805 -- 2236742



                               STATE of DELAWARE
                          CERTIFICATE of AMENDMENT of
                        CERTIFICATE of INCORPORATION of

                             SCILABS HOLDINGS, INC.

     FIRST: That on November 19, 2001 at a meeting of the Board of Directors of SciLabs Holdings, Inc., resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

          RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FOURTH" so that, as amended, said Article shall be and read as follows:

          "FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is Seventy-Five Million (75,000,000). The par value of each of such shares is $.0001. All such shares are one class and are shares of Common Stock. Effective November 19, 2001, each thirty (30) shares of the Company's $.0001 par value Common Stock outstanding shall be converted into one (1) share of the Company's $.0001 par value Common Stock without the necessity of any further act by the Corporation. In lieu of fractional shares, the Corporation shall purchase any fractional shares in accordance with the laws of the State of Delaware."

     SECOND: That thereafter a written consent pertaining to the above-mentioned resolutions was duly executed by the stockholders of said corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware wherein the necessary number of shares as required by statute voted in favor of the amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

								SCILABS HOLDINGS, INC.

								/S/ Roy Rayo
								__________________________
								BY:  	Roy Rayo
									Secretary